Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Audit Committee
Meta Financial Group, Inc.
Storm Lake, Iowa

We consent to the incorporation by reference in the registration statements pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan (No. 333-22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No. 333-110200, No. 333-141407, and No. 333-151604) of Meta Financial Group, Inc. on Form S-8 of our reports dated December 19, 2011, with respect to the consolidated statements of financial condition of Meta Financial Group, Inc. and subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2011, and the effectiveness of internal control over financial reporting as of September 30, 2011 which reports appear in the September 30, 2011 Annual Report on Form 10-K of Meta Financial Group, Inc.

/s/ KPMG LLP

Des Moines, Iowa
December 19, 2011